Exhibit 99.1- Press Release of Candie's, Inc.
dated May 1, 2003.



           Candie's, Inc. Reports Fourth Quarter and Full Year Results
                      --Operating results for year improve-
      -Company signs BONGO footwear license with Kenneth Cole Productions--

VALHALLA, N.Y.--(BUSINESS WIRE)--May 1, 2003--Candie's, Inc. (NASDAQ: CAND) (the "Company") today announced operating results for the fourth quarter and full fiscal year ended January 31, 2003 ("Fiscal 2003").

Additionally, the Company announced in a separate release that it entered into an agreement with Kenneth Cole productions, Inc. to license the BONGO brand for footwear.

Since May 1, 2002, the operating results of Unzipped Apparel LLC ("Unzipped"), the Company's BONGO jeans wear division, have been consolidated into the Company's operating results.

The Company's consolidated net revenues for Fiscal 2003 increased by 54.6% to $156.8 million from $101.4 million in the prior year.

Consolidated gross profit for Fiscal 2003 was $40.5 million or 25.8% of net revenues compared to $30.9 million or 30.5% of net revenues in prior year. The gross profit percentage decreased by 470 basis points primarily due to a shift in product mix that resulted from the inclusion of Unzipped's operating results during the Fiscal 2003 period, which operates at lower gross profit margins than the Candie's footwear segment. Selling, general, and administrative expenses for Fiscal 2003 were $37.9 million, or 24.2% of net revenues compared to $30.7 million, or 30.3% of net revenues in the prior year, a decrease of 610 basis points primarily due to the inclusion of Unzipped, which operates with lower selling, general, and administrative expenses.

Operating income (before special charges) was $2.6 million, which reflects an improvement of $2.4 million from the prior year. The Company recorded $3.6 million of special charges, $3.1 of which related to the closing of 4 retail stores in Fiscal 2003 and impairment charges for an additional 11 stores for which the Company believes it will not be able to recoup its investment. After special charges, the loss from operations for Fiscal 2003 was $961,000, as compared to a loss of $1.5 million in the prior year. Net loss was $3.9 million or $0.17 per share in Fiscal 2003, as compared to a loss of $2.3 million or $0.12 per share in the prior year.

Comparable licensing income for the year increased $905,000 or 23.7%. Total licensing income for Fiscal 2003 was flat as compared to the prior year at $5.1 million. Royalties from Unzipped were $414,000 in Fiscal 2003, as compared to $1.3 million in the prior year, as a result of the acquisition of Unzipped in the 1st quarter of Fiscal 2003, at which time Unzipped was no longer obligated to pay royalties to the Company.

Net revenues for Unzipped were $55.9 million, with $3.2 million of operating income for the year. Unzipped gross profit for the year was 17.3% of net revenues and selling, general, and administrative expenses were 11.6% of net revenues for Fiscal 2003.

Net revenues in the Candie's footwear business, including licensing income, decreased by 0.5% to $100.9 million from $101.4 million last year. Gross profit was flat at 30.5% of net revenues in Fiscal 2003 as compared to the prior year. Selling, general, and administrative expenses were 31.1% of net revenues compared to 30.3% of net revenues last year, an increase of 80 basis points primarily due to expenses resulting from new stores. Operating loss (after special charges of $3.6 million) was $4.2 million versus $1.5 million in the prior year.

For the three months ended January 31, 2003 ("Fourth Quarter") consolidated net revenues increased by 102.7% to $38.4 million from $18.9 million in the comparable period last year. Unzipped's net revenues were $17.3 million in the Fourth Quarter. Candie's footwear net revenues, including licensing income, were $21.1 million in the Fourth Quarter, as compared to $18.9 million in the comparable prior year period. Comparable licensing income increased by $100,000, or 6.7%. The Company recorded $3.2 million of special charges in the Fourth Quarter. Net loss increased to $7.5 million or $0.30 per share from $3.9 million or $0.19 per share in the comparable period last year.

Neil Cole, CEO stated, "In what has been an extremely challenging environment for retailers, we have been able to improve our operating results by reducing overhead and increasing margins. We remain excited about the opportunities that are available to us with respect to our powerful CANDIE'S and BONGO brands and plan on capitalizing on those assets to build shareholder value."

                                 Candie's, Inc.
                 Condensed Consolidated Statements of Operations
                     (000's omitted, except per share data)


                                               Three Months Ended                         Twelve Months Ended
                                                   January 31,                                January 31,
                                      --------------------------------------     --------------------------------------
                                            2003                 2002                  2003                 2002
                                      -----------------    -----------------     -----------------    -----------------

Net sales                              $       37,443       $       17,779        $     151,643        $       96,327
Licensing income                                  934                1,147                5,140                 5,075
                                      -----------------    -----------------     -----------------    -----------------
Net revenue                                    38,377               18,926              156,783               101,402

Cost of goods sold                             31,975               13,891              116,306                70,468
                                      -----------------    -----------------     -----------------    -----------------
Gross profit                                    6,402                5,035               40,477                30,934

Selling, general and administrative             9,546                7,764               37,872                30,688
Special charges                                 3,266                1,428                3,566                 1,791
                                      -----------------    -----------------     -----------------    -----------------
                                               12,812                9,192               41,438                32,479
                                      -----------------    -----------------     -----------------    -----------------
Operating loss                                (6,410)              (4,157)                (961)               (1,545)

Other expenses:

      Interest expense                          1,123                  226                3,373                 1,175
      Equity (income)
         in joint venture                           -                (500)                (250)                 (500)
                                      -----------------    -----------------     -----------------    -----------------
                                                1,123                (274)                3,123                   675
                                      -----------------    -----------------     -----------------    -----------------
Loss before income taxes                      (7,533)              (3,883)              (4,084)               (2,220)
Provision (benefit) for
      income taxes                                  -                   62                (139)                    62
                                      -----------------    -----------------     -----------------    -----------------
Net loss                               $      (7,533)       $      (3,945)        $     (3,945)        $      (2,282)
                                      =================    =================     =================    =================


Loss per share:
                       - Basic         $       (0.30)       $       (0.19)        $      (0.17)        $       (0.12)
                                      =================    =================     =================    =================
                       - Diluted       $       (0.30)       $       (0.19)        $      (0.17)        $       (0.12)
                                      =================    =================     =================    =================


Weighted average # of common shares:

                       - Basic                 24,962               20,265               23,681               19,647
                                      =================    =================     =================    =================
                       - Diluted               24,962               20,265               23,681               19,647
                                      =================    =================     =================    =================


Selected Balance
      Sheet Data:                            1/31/2003            1/31/2002
----- ---------------- -------------- -----------------    -----------------

Current Assets                         $       49,410       $       22,730
Current Liabilities                    $       45,921       $       26,513
Stockholders' Equity                   $       29,011       $       23,519
Working Capital                        $        3,489       $      (3,783)
Current Ratio                                  1.08:1               0.86:1


About Candie's, Inc.


Candie's, Inc. is a leading designer and marketer of young women's footwear under the Candie's and Bongo brands and jeans wear under the Bongo brand through its wholly owned subsidiary, Unzipped Apparel, LLC. The Company distributes its products under the Candie's and Bongo brand names through department and specialty stores nationwide, as well as through company-owned stores and specialty stores internationally. Additionally, the Candie's brand is licensed for the manufacture and sale of apparel, swimwear, fragrances, eyewear and watches, and the Bongo brand is licensed for womens' and kids' apparel, sportswear, cold weather accessories, swimwear, belts, eyewear, jewelry and watches. Candie's, Inc. operates its website at http://www.candies.com. For investor information please visit the corporate web site at http://www.candiesinc.com.


Forward Looking Statement Disclosure


The statements which are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to the risks detailed in the Company's Securities and Exchange Commission filings, and uncertainty associated with the impact on the company in relation to recent events discussed in the Company's form 10-K for fiscal 2002. Readers are cautioned not to place undue reliance on these forward-looking statements.

Candie's, Inc.
Richard Danderline, 914/749-2912
rdanderline@candiesinc.com